EXHIBIT 99.1

Sevcon Reports Financial Results for First Quarter Fiscal 2015

SOUTHBOROUGH, Mass., Feb. 3, 2015 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the first quarter of fiscal 2015 ended January 3, 2015.

First-Quarter Fiscal 2015 Results Summary

  Revenues increased 10% to $9.9 million, from $9.0 million in the first quarter of fiscal 2014, reflecting  the startup of new electrification programs with on-road OEMs and volume production with new customers. Foreign currency fluctuations decreased reported sales by $268,000, or 3%, mainly due to a stronger U.S. Dollar compared with the Euro and the British Pound than in the first quarter of fiscal 2014.
  Operating income was $282,000, compared with $710,000 in the first quarter last year. The $428,000 reduction in operating income was due to operating expenses being $605,000 higher than in the same fiscal quarter last year partially offset by a $177,000 increase in gross profit. The increase in operating expenses reflects increased investment in sales and engineering.
  Net income attributable to common stockholders was $171,000, or $0.06 per diluted share, after a preference share dividend of $111,000 or $0.02 per diluted share, compared with $488,000, or $0.14 per diluted share, in the first quarter of fiscal 2014.

Management Comments

"Sevcon is off to a solid start in fiscal 2015," said President and CEO Matt Boyle. "Sales were up 10% from the first quarter of fiscal 2014.This was driven primarily by increased product shipments for on-road hybrid and pure EV applications in all three of the geographic regions we serve. In addition, the increase reflects the commencement of the electrification program with a large German on-road OEM we announced today. This is the 3rd major on-road win in the last 90 days. Foreign exchange was a major factor this quarter, primarily due to the strength of the U.S. Dollar versus the Euro and the British Pound. Adjusted for currency, our total sales were up 13% year-over-year. Since the first quarter of fiscal 2013, market demand has been improving and it has translated into order and revenue growth."

"Looking forward, our strategy to develop modular-based technology platforms that can be adapted across multiple applications is gaining acceptance. We are working on an expanding pipeline of projects related to the electrification of passenger cars and commercial vehicles with customers in the U.S., Europe and Asia. In addition, we are gaining momentum in pursuit of electrification of ancillary powertrain systems in motor vehicles and various industrial traction and power applications. Our broadening customer base is increasingly embracing the easily adaptable electrification solutions that only Sevcon's engineering expertise and application knowledge can provide. Leveraging our expertise, we expect to continue expanding our business both organically and through acquisitions, and look forward to reporting continued growth and improved profitability as fiscal 2015 progresses," Boyle concluded.

First-Quarter Fiscal 2015 Conference Call Details

Sevcon has scheduled a conference call to review its results for the first quarter tomorrow, February 4, 2015 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

First-Quarter Fiscal 2015 Financial Highlights
(in thousands except per share data)

	January 3 2015	December 28 2013
	(unaudited)	(unaudited)
Revenues	$ 9,933	$ 9,049
Operating income	282	710
Income before income taxes	305	609
Income taxes provision	(40)	(121)
Net income	265	488
Net loss attributable to non-controlling interest	17	--
Net income attributable to Sevcon, Inc. and subsidiaries	282	488
Series A Preference Share dividends	(111)	--
Net income attributable to common stockholders	171	488
Basic income per share	$ 0.05	$ 0.14
Diluted income per share	$ 0.06	$ 0.14
Average shares outstanding -- Basic	3,427	3,375
Average shares outstanding - Diluted	4,895	3,390

Summarized Balance Sheet Data

	January 3 2015	September 30 2014
	(unaudited)	(derived from audited statements)
Cash and cash equivalents	$ 8,111	$ 11,238
Receivables	7,246	6,877
Inventories	6,289	6,258
Prepaid expenses and other current assets	1,741	1,747
Total current assets	23,387	26,120
Long-term assets	7,683	7,847
Total assets	$ 31,070	$ 33,967

Current liabilities	$ 5,437	$ 6,276
Liability for pension benefits	8,929	9,529
Other long-term liabilities	--	1,700
Stockholders' equity	16,601	16,342
Non-controlling interest	103	120
Total liabilities and stockholders' equity	$ 31,070	$ 33,967

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: capital markets are cyclical and weakness in the United States and international economies may harm our business; global demand for electric and hybrid vehicles incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com